UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT

(Address of principal executive offices)

84120

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As disclosed in Item 1.01 of the Current Report on Form 8-K of Great Basin Scientific, Inc. (the “Company”), dated December 28, 2015, the Company has previously entered into a Securities Purchase Agreement, dated December 28, 2015 (the “Securities Purchase Agreement”) with certain investors named on the Schedule of Buyers attached to the Securities Purchase Agreement (each a “Buyer”), pursuant to which the Company issued to such Buyers $22.1 million in principal face amount of senior secured convertible notes of the Company (the “Notes”) and related Series D common stock purchase warrants. As of September 30, 2016, approximately $14.1 million in principal face amount of Notes remains outstanding.

On October 2, 2016, Great Basin Scientific, Inc. (the “Company”) entered into separate exchange agreements (each, an “Exchange Agreement”) with each of the Buyers, pursuant to which, among other things each of the parties thereto agreed to the following:

(i)	If any Notes remain outstanding on November 18, 2016 (the “Exchange Date”), on the Exchange Date all such remaining Notes shall be exchanged into shares of our common stock (or, if necessary to comply with the restrictions on beneficial ownership set forth in the Exchange Agreement, a combination of shares of our common stock and rights to acquire shares of our common stock without the payment of any additional consideration) at an exchange price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the trading day immediately prior to the Exchange Date (the “Exchange”);

(ii)	During the period from October 3, 2016 through November 17, 2016, pursuant to Section 7(d) of the Notes, the Company will permit each Buyer to convert the Notes at an alternate conversion price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the date of conversion (each, a “Voluntary Reduction”);

(iii)	The Buyers released all restrictions on the Company’s use of approximately $3.5 million of proceeds of the offering of Notes and, subject to the satisfaction of certain customary conditions, including that the daily dollar trading volume of our common stock during the twenty trading days immediately prior to November 1, 2016 is at least $100,000 per trading day, on November 1, 2016 the Buyers will release all restrictions on the Company’s use of the remaining approximately $3.6 million of proceeds of the offering of our Notes;

(iv)	Each of the Buyers agreed to waive various economic antidilution adjustments that would have otherwise occurred as a result of such Voluntary Reductions to certain other securities issued by the Company and held by such Buyers; and

(v)	Each of the Buyers agreed that, while the Note will continue to amortize in accordance with the terms of the Note in October 2016, any amortization to occur in November 2016 will be deferred in accordance with the terms of the Notes until December 2016 unless exchanged or converted in full prior to such date.

(vi)	The Leak-Out Agreements, each by and between a Buyer and the Company, shall be amended by increasing the aggregate leak-out percentage from 35% to 40% of our common stock’s daily trading volume and removing any leak-out restrictions during the period commencing on October 17, 2016 and ending and including October 21, 2016.

The Exchange is subject to customary closing conditions, including without limitation that no unwaived event of default under the Notes exists and is continuing and that the arithmetic average of the daily dollar trading volume of our common stock during the twenty trading days prior to the Exchange is at least $300,000.

After giving effect to such Exchange, all rights and obligations under the Notes shall be cancelled.

The foregoing is a summary description of the material terms of the Exchange Agreements and is qualified in its entirety by the text of the form of Exchange Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

Item 3.03 Material Modification to Rights of Security Holders

The disclosure contained in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Form of Exchange Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: October 3, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer